NEWS RELEASE

The Hartford Estimates Third Quarter 2017 Catastrophe Losses Of $325 Million To $375 Million, Before Tax

•	Includes estimates for Hurricane Harvey of $175 million, before tax, and Hurricane Irma of $125 million to $175 million, before tax, both net of reinsurance

•	Third quarter 2017 financial results to be released on Oct. 26

HARTFORD, Conn., Oct. 2, 2017 – The Hartford today announced that it currently expects to report third quarter 2017 catastrophe losses of $325 million to $375 million, before tax (approximately $210 million to $245 million, after tax). This estimate includes losses from Hurricane Harvey of $175 million, before tax, and from Hurricane Irma of $125 million to $175 million, before tax, each having a larger impact on Commercial Lines than on Personal Lines. Aside from these two named storms, the company’s losses from third quarter 2017 catastrophes, including Hurricane Maria, are relatively low.

All of the estimates are net of property per risk and other facultative reinsurance. The two hurricanes are not expected to result in any recoveries from the company’s property catastrophe occurrence treaty, which has a $350 million, before tax, attachment point per catastrophe event. As a result, the company has not incurred a reinstatement premium on its catastrophe program.

The Hartford will release third quarter 2017 financial results on Thursday, Oct. 26 after the close of the market and will host a webcast to discuss these results at 9 a.m. EDT on Friday, Oct 27. The webcast, along with an audio replay and transcript, will be available for at least one year on the investor relations section of the company’s website, https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2016 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact:	Investor Contact:
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com